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                                                                    EXHIBIT 3(b)

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          TESORO PETROLEUM CORPORATION

    TESORO PETROLEUM CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the 'Corporation') DOES HEREBY CERTIFY:

    FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted declaring it advisable that the Corporation's Restated Certificate of Incorporation be amended by adding a new Article IX thereto and directing that the proposed amendment be considered at the next annual meeting of stockholders of the Corporation. The resolution set forth the proposed amendment as follows:

                                  'ARTICLE IX

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

        If the General Corporation Law of the State of Delaware is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended.

        Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.'

    SECOND: That pursuant to the resolutions of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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    IN WITNESS WHEREOF, TESORO PETROLEUM CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by Dennis F. Juren, its President, and attested by James C. Reed, Jr., its Assistant Secretary, this 31st day of March, 1987.

                                          TESORO PETROLEUM CORPORATION

                                          By:  /s/  DENNIS F. JUREN
                                                    President

TESORO PETROLEUM CORPORATION
INCORPORATED DEC. 26, 1968
DELAWARE

ATTEST:

By: /s/ JAMES C. REED, JR.
        Assistant Secretary

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